EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this registration statement on Form F-4 of Atna Resources Ltd. (the “Registration Statement”) of our report dated February 27, 2007 relating to the consolidated balance sheets of Canyon Resources Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Ehrhardt Keefe Steiner & Hottman PC
December 10, 2007
Denver, Colorado